CONSENT AND ACKNOWLEDGMENT

The undersigned is a proposed director of Fortress Investment Group LLC (the ''Company''). As such, the undersigned understands that such person must be included in the Company's prospectus as a proposed director. Accordingly, the undersigned hereby consents to the inclusion of the undersigned's name and business experience as a proposed director of the Company in the Company's Registration Statement on Form S-1, including any amendments thereto, to be filed with the Securities and Exchange Commission.

January 30, 2007

/s/ Howard Rubin
Name: Howard Rubin

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